EXHIBIT 5.1

[On ITW Letterhead]

[Opinion of Janet O. Love, Esq.]

March 23, 2012

Illinois Tool Works Inc.

3600 West Lake Avenue

Glenview, Illinois 60026

Re:	Illinois Tool Works Inc. 3.375% Notes due 2021 and 4.875% Notes due 2041

Ladies and Gentlemen:

I am Deputy General Counsel and Assistant Secretary of Illinois Tool Works Inc., a Delaware corporation (the “Company”), and I am delivering this opinion in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the Company’s offer to exchange up to an aggregate principal amount of $350,000,000 of its 3.375% Notes due 2021 and up to an aggregate principal amount of $650,000,000 of its 4.875% Notes due 2041 (together, the “Exchange Notes”) for all of its outstanding 3.375% Notes due 2021 and 4.875% Notes due 2041 (together, the “Original Notes”). The Exchange Notes are to be issued pursuant to the Indenture, dated as of November 1, 1986, as supplemented by a First Supplemental Indenture dated as of May 1, 1990 (the “Indenture”), between the Company and the Bank of New York Mellon Trust Company, N.A., as successor trustee (the “Trustee”). As used herein, the term “Indenture” includes any Officer’s Certificate (as defined in the Indenture) establishing the form and terms of the Exchange Notes pursuant to Section 2.01 of the Indenture.

I am delivering this opinion in my capacity as Deputy General Counsel and Assistant Secretary of, and as counsel to, the Company and without personal liability. In that capacity, I have examined the proceedings taken by the Company for the authorization and issuance of the Exchange Notes, as well as originals or copies, certified or otherwise identified to my satisfaction, of the Indenture and the Exchange Notes. I also have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records and other agreements, documents and instruments, and of such certificates or comparable documents of officers and representatives of the Company, and have made such inquiries of such officers and representatives and have considered such matters of law as I have deemed appropriate as the basis for the opinions hereinafter set forth.

In all cases, I have assumed the genuineness of signatures, the authenticity of documents submitted to me as originals, the conformity to authentic original documents of documents submitted to me as copies and the accuracy and completeness of all corporate records and other documents made available to me by the Company. I have further assumed that the Indenture has been duly authorized, executed and delivered by, and is the legal, valid binding obligation of, the Trustee and that the Exchange Notes will conform to the specimen thereof examined by me.

March 23, 2012

Based on the foregoing, and subject to the qualifications, limitations and assumptions stated herein, in my opinion:

1. The issuance and exchange of the Exchange Notes for the Original Notes have been duly authorized by requisite corporate action on the part of the Company.

2. When the Registration Statement has become effective under the Act, and the Exchange Notes have been duly executed and authenticated in accordance with the Indenture and issued and delivered in exchange for the Company’s outstanding 3.375% Notes due 2021 and 4.875% Notes due 2041 as contemplated by the Registration Statement, the Exchange Notes will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

I am a member of the bar of the State of Illinois. The opinions expressed above are limited to the laws of the State of Illinois and the General Corporation Law of the State of Delaware, and I express no opinion concerning the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to my name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Janet O. Love